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Exhibit 99.1

BlackRock Realty Advisors, Inc.
10 Park Avenue
Morristown, NJ 07962
Tel 973-355-4000 Fax 973-355-4699

For Immediate Release Contact:	Linda Berry 973-355-4568

METRIC PARTNERS GROWTH SUITE INVESTORS ANNOUNCES ADOPTION OF PLAN OF DISSOLUTION AND TERMINATION

MORRISTOWN, NJ; March 7, 2005 — Metric Partners Growth Suite Investors, L.P. (“GSI”) today announced that it has adopted a written plan of dissolution and termination in accordance with its partnership agreement. Under the plan of dissolution and termination, the following actions, among others, will be taken: (i) the general partners will contribute certain cash amounts to the partnership as required by the partnership agreement; (ii) the partnership will pay its creditors all amounts due; (iii) the partnership will distribute all remaining cash to the holders of partnership units in accordance with their capital accounts; and (iv) the partnership will make all required filings with the State of California to confirm that the partnership has dissolved and terminated. In connection with the plan, no transfers of partnership units will be recognized if not received by GSI’s transfer agent by March 17, 2005.

GSI formerly owned and operated extended stay hotel properties in several states, but now owns no assets other than cash. It has approximately 4,000 unit holders and its Managing General Partner is a subsidiary of BlackRock Realty Advisors, Inc., a provider of real estate investment management advisory services headquartered in Morristown, New Jersey.